Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS FOURTH QUARTER, YEAR 2008 RESULTS

  • Q4 SALES INCREASE 16.2% TO $316 MILLION
  • EARNINGS OF $6.6 MILLION, OR $.26 PER DILUTED SHARE

BLOOMFIELD, Connecticut (February 26, 2009) – Kaman Corp. (NASDAQ GS:KAMN) today reported financial results for the fourth quarter and year ended December 31, 2008.

For the fourth quarter of 2008, the company reported net earnings from continuing operations of $6.6 million, or $0.26 per diluted share, compared to net earnings from continuing operations of $9.0 million, or $0.35 per diluted share, in the fourth quarter of 2007. The lower earnings are a result of continued operating issues at the Wichita facility, a softening of sales in the Industrial Distribution business, and slightly lower margins at the Specialty Bearings segment on lower volume.  Net sales from continuing operations for the fourth quarter of 2008 increased 16.2% to $316.4 million, compared to $272.3 million reported for the fourth quarter of 2007.

For the full year 2008, the company reported net earnings from continuing operations of $35.1 million, or $1.38 per diluted share, compared to net earnings of $36.5 million, or $1.46 per diluted share, in 2007. The company’s 2008 full-year results include a goodwill impairment charge of $7.8 million, which is not deductible for tax purposes, a pre-tax charge of $2.5 million to replace tooling and a pre-tax loss of $1.6 million related to the cancellation of ineffective currency-hedging contracts.  The Company’s 2007 full-year results include pretax charges of $6.4 million for the Australia helicopter program.  There were no charges recorded in 2008 on the Australian program. Net sales from continuing operations for 2008 were $1,253.6 million, a 15.4% increase over the $1,086.0 million reported for 2007.  The increase in sales was comprised of organic growth of 8.4% and growth from acquisitions of 7.0%.

Neal J. Keating, Chairman, President and Chief Executive Officer, said, “Fourth quarter performance reflected the challenging market conditions toward the end of the quarter in Industrial Distribution and lingering effects of the Boeing strike.  However, during the period we continued to execute against our operating strategy and take the necessary steps to position our business for success going forward.”

Kaman Aerospace Group President Greg Steiner added, “Within Aerostructures, we continued the successful integration of Brookhouse Holdings, Limited into our operations, and are encouraged by the future business opportunities we are beginning to see for the combined operations.  The Jacksonville operation is performing well on increased volume and we have taken the necessary actions to address the issues at our Wichita facility, and are now actively seeking additional sales volume for this operation.  We also continued our strong production performance on the Joint Programmable Fuze (JPF) program, once again exceeding our goals and generating sales to foreign militaries during the period.  In our Helicopters segment, performance remained solid, and results within our Specialty Bearings segment showed sustained high levels of performance.”

Jack Cahill, President of Kaman Industrial Technologies (KIT) said, “Within our Industrial Distribution segment, we continued the integrations of ISC and INRUMEC into our operations.  As was the case industry wide, the Industrial Distribution segment faced some very challenging market conditions resulting from the economic meltdown during the period.  In our case, the onset of these conditions was sudden and swift, and occurred in the latter part of the quarter.  While we reacted quickly and undertook a number of pre-determined initiatives to lower our costs, our business was still impacted by the speed and severity of these shifts.  Although the near-term outlook for Industrial Distribution is unclear, we are focused on taking actions as necessary to further reduce our cost structure, and believe that our size and financial strength position us well to take advantage of long-term growth opportunities in the marketplace.”

“Kaman Reports 2008 Fourth Quarter, Year 2008 Results”
February 26, 2009

Segment reports follow:

Aerostructures: Operating income for the fourth quarter of 2008 was $1.2 million, compared to $3.4 million for the fourth quarter of 2007. Segment sales were $43.9 million in the fourth quarter of 2008, compared to $28.1 million in the fourth quarter of 2007.

Results in the segment for the quarter continued to be affected by inefficiencies at our Wichita facility, which resulted in added costs during the quarter and substantially offset ongoing solid performance at Jacksonville and Brookhouse. Sales growth of 56% in the quarter includes organic growth of 7.8%. Sustained performance on the BLACKHAWK and other programs more than offset lower sales as a result of the Boeing strike, as previously anticipated.  The segment’s sales growth for the quarter also reflects the contributions of Brookhouse, which was accretive to the segment’s performance in the period, and contributed sales of $13.5 million.

For the full year 2008, the segment had an operating loss of $5.9 million, which includes a charge of $2.5 million for replacement tooling recorded in the first quarter and a $7.8 million non-cash goodwill impairment charge recorded in the second quarter, compared to operating income of $13.2 million for the full year 2007. Segment sales were $147.6 million in 2008, compared to $102.4 million in 2007, an increase of 44.2%.  Organic growth was 12.7%, while Brookhouse contributed sales of $32.3 million for the 2008 full-year period.

Precision Products: Operating income for the fourth quarter of 2008 was $1.0 million, compared to $1.3 million for the fourth quarter of 2007. Segment sales were $34.0 million in the fourth quarter of 2008, compared to $22.9 million in the fourth quarter of 2007.

The increase in sales for the fourth quarter of 2008 was due primarily to solid program performance and strong sales volumes for the segment’s Joint Programmable Fuze (JPF) program shipments, as the segment significantly increased shipments to the U.S. military and also recorded orders from foreign militaries.  Profitability in the quarter was affected by a shift in sales mix, as JPF sales to the U.S. military, which carry lower margins, represented a higher proportion of overall sales in the period.  In addition, the fourth quarter of 2007 included profit from the segment’s JPF facilitization program and 40mm sales, which did not recur in the fourth quarter of 2008.

Segment operating income for the full year 2008 was $7.3 million, compared to operating income of $10.5 million for 2007. The higher income in 2007 was primarily attributable to the JPF facilitization program, which was essentially completed in 2007; and profit from the 40mm product line, which was sold at the end of 2007.  Segment sales were $118.0 million, compared to $87.5 million in 2007.

Helicopters: Operating income for the fourth quarter of 2008 was $2.9 million, compared to $1.6 million for the fourth quarter of 2007, which included a $0.8 million pretax charge for the Australia helicopter program. Segment sales were $19.3 million in the fourth quarter of 2008, compared to $17.3 million in the fourth quarter of 2007.

The increase in sales and operating income in the fourth quarter of 2008 primarily reflects continued solid performance on the segment’s subcontract work with Sikorsky and others along with higher SH-2G Egypt upgrade program activity, which more than offset the absence of service center sales resulting from the conclusion of the Australia helicopter program.  The improvement in profitability versus the year-ago period also reflects the absence of a charge for the Australian helicopter program.

“Kaman Reports 2008 Fourth Quarter, Year 2008 Results”
February 26, 2009

For the 2008 full-year period, operating income for the Helicopters segment was $10.1 million, compared to operating income of $2.6 million for 2007, which included $6.4 million in charges related to the Australia helicopter program. Segment sales were $69.4 million, compared to $72.0 million in 2007.

Specialty Bearings: Operating income for the fourth quarter of 2008 was $9.6 million, compared to $9.8 million for the fourth quarter of 2007. Segment sales were $32.0 million in the fourth quarter of 2008, compared to $29.8 million in the fourth quarter of 2007.

The segment’s results for the quarter reflect the temporary impact, as expected, of the recent Boeing strike and normal fourth quarter cyclicality of sales volumes and a reduction in associated operating leverage, as well as a shift in business mix.

For the 2008 full-year period, segment operating income was $50.2 million, compared to operating income of $41.4 million for the full year 2007. Segment sales were $141.5 million for 2008, compared to $124.0 million in 2007.

Steiner summarized the outlook for the Aerospace Group by saying, "Despite a level of volatility in some of our markets, particularly the commercial aerospace sector, we are well positioned with a majority of our content on military platforms.  We are anticipating a stable 2009 with moderate overall growth. Based on this work balance, our strong performance record, and solid strategic positioning, we are optimistic about the future growth potential of our aerospace business, and are pursuing significant quoting opportunities.”

Industrial Distribution: Operating income for the fourth quarter of 2008 was $5.9 million, compared with $7.0 million in the fourth quarter of 2007.  Segment sales increased 7.5% in the 2008 fourth quarter to $187.2 million from $174.1 million a year ago.

Sales growth in the quarter was primarily driven by the contributions of the acquisitions of ISC and INRUMEC.  During the quarter, the segment experienced a sequential monthly slowdown in demand related to the overall economic environment, with demand from the mining industry and activity within the segment’s national accounts slowing significantly.  While the company quickly took a number of actions to adjust its cost structure, profitability in the period was affected by the sales downturn.

For the full year 2008, operating income in the Industrial Distribution segment was $35.4 million, compared with $33.0 million in 2007.  Net sales for the full year 2008 were $777.0 million, compared with $700.2 million in 2007, an increase of 11%.  Organic growth for the 2008 full-year period was 4.8%.

Other Matters:   “During the quarter the company finalized a $50 million, four-year term loan.”  Senior Vice President and Chief Financial Officer, William Denninger commented.  “Despite a $121 million adjustment to shareholders’ equity related to a decline in pension plan asset values in 2008, our balance sheet is solid as we enter 2009.  We are well positioned to fund both investments for organic growth and strategic acquisitions.  In addition, due to the strengthening of the U.S. dollar against the Australian currency, we have been successful in securing hedge contracts that will permit us to satisfy our guaranteed obligations to the Commonwealth of Australia, with a $10 million reduction in future cash outlays compared to previous estimates.”

Mr. Keating concluded, “As we look into 2009 there is no doubt that market conditions will remain challenging.  However, Kaman possesses a number of strengths including the diversification our two businesses provide through their mix of markets, technologies and customers.  This diversity continued to serve us well in 2008 and will help see us through the challenging economic climate ahead.  In Aerospace, the integration of Brookhouse has provided promising opportunities to expand the business into new platforms and programs.  In addition, the mix of our Aerospace business across both the military and commercial sectors and the long-term nature of many of our programs provide additional stability and visibility in the current economic environment.  While our Industrial Distribution segment has recently felt the impact of the current economic climate, we are taking the necessary steps to adjust our cost structure to meet current business levels.  However, we also see opportunities to take market share through the economic downturn.  With a solid balance sheet and excellent liquidity, we will continue to invest in our businesses and pursue strategic acquisitions across our businesses as opportunities arise.”

“Kaman Reports 2008 Fourth Quarter, Year 2008 Results”
February 26, 2009

Please see the MD&A section of the company’s SEC Annual Report for 2008 on Form 10-K filed concurrent with the issuance of this release for greater detail on the year’s results and various company programs.

A conference call has been scheduled for tomorrow, February 27, 2009 at 8:30 AM EST.  Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.  In its discussion, management may include certain non-GAAP measures related to company performance.  If so, a reconciliation of that information to GAAP will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Forward-Looking Statements
This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; 5) risks associated with successful implementation and ramp up of significant new programs; 6) management's success in resolving operational issues at the Aerostructures Wichita facility, including successful negotiation of the Sikorsky Canadian MH-92  program; 7) successful resale of the aircraft, equipment and spare parts obtained in connection with the Australia  SH-2G (A) program termination;  8) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options, successful negotiation of price increases with the U.S. government, and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 9) satisfactory resolution of the company’s litigation with the U.S. Army procurement agency relating to the FMU-143 program; 10) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory; 11) cost growth in connection with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our recently acquired Brookhouse facilities; 12) profitable integration of acquired businesses into the company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effects of price increases or decreases; 15) pension plan assumptions and future contributions; 16) future levels of indebtedness and capital expenditures; 17) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs therefor; 18) the effects of currency exchange rates and foreign competition on future operations; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors;  20) future repurchases and/or issuances of common stock; and 21) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this report should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.

###
Contact: Eric Remington
Vice President, Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

“Kaman Reports 2008 Fourth Quarter, Year 2008 Results”
February 26, 2009

A summary of segment information follows:
Summary of Segment Information
(In thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales:
Aerostructures	$43,857	$28,148	$147,641	$102,362
Precision Products	34,044	22,889	118,009	87,455
Helicopters	19,343	17,328	69,435	72,031
Specialty Bearings	31,955	29,830	141,540	124,009
Subtotal Aerospace Segments	129,199	98,195	476,625	385,857
Industrial Distribution	187,197	174,068	776,970	700,174
Net sales from continuing operations	$316,396	$272,263	$1,253,595	$1,086,031

Operating income (loss):
Aerostructures	$1,165	$3,357	$(5,925)	$13,219
Precision Products	1,016	1,314	7,299	10,546
Helicopters	2,889	1,617	10,066	2,631
Specialty Bearings	9,618	9,765	50,168	41,387
Subtotal Aerospace Segments	14,688	16,053	61,608	67,783
Industrial Distribution	5,885	6,995	35,397	33,038
Net gain on sale of assets	127	2,564	221	2,579
Corporate expense (1)	(8,256)	(9,675)	(31,960)	(38,672)
Operating income from continuing operations	$12,444	$15,937	$65,266	$64,728

(1) “Corporate expense” decreased for the fourth quarter and twelve months ended December 31, 2008 compared to the same periods of 2007, as shown below:

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Corporate expenses before breakout items	$(4,889)	$(4,555)	$(17,925)	$(18,212)

Breakout items:
Incentive compensation plans	(1,614)	(3,224)	(7,386)	(11,886)
Supplemental employees' retirement plan	(930)	(1,503)	(6,017)	(6,014)
Group insurance	(823)	(393)	(632)	(2,560)

Corporate expense - total	$(8,256)	$(9,675)	$(31,960)	$(38,672)

“Kaman Reports 2008 Fourth Quarter, Year 2008 Results”
February 26, 2009

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$316,396	$272,263	$1,253,595	$1,086,031

Cost of sales	235,995	197,520	921,458	785,086
Selling, general and administrative expense	68,084	61,370	259,282	238,796
Goodwill impairment	-	-	7,810	-
Net (gain) on sale of assets	(127)	(2,564)	(221)	(2,579)
	303,952	256,326	1,188,329	1,021,303
Operating income from continuing operations	12,444	15,937	65,266	64,728

Interest expense, net	1,477	1,464	3,012	6,336
Loss on ineffective derivative contracts	306	-	1,893	-
Other expense, net	75	574	1,195	865

Earnings from cont. operations before income taxes	10,586	13,899	59,166	57,527
Income tax expense	(3,967)	(4,925)	(24,059)	(21,036)
Net earnings from continuing operations	6,619	8,974	35,107	36,491

Earnings from discont. operations, net of taxes	-	3,536	-	7,890
Gain on disposal of discont. operations, net of taxes	169	11,538	492	11,538
Net earnings from discontinued operations	169	15,074	492	19,428

Net earnings	$6,788	$24,048	$35,599	$55,919

Net earnings per share:
Basic net EPS from continuing operations	0.26	0.37	1.39	1.50
Basic net EPS from discontinued operations	-	0.14	-	0.32
Basic net EPS from disposal of discont. op.	0.01	0.47	0.02	0.47
Basic net earnings per share	$0.27	$0.98	$1.41	$2.29

Diluted net EPS from continuing operations	0.26	0.35	1.38	1.46
Diluted net EPS from discontinued operations	-	0.14	-	0.31
Diluted net EPS from disposal of discont. op.	0.01	0.46	0.02	0.46
Diluted net earnings per share	$0.27	$0.95	$1.40	$2.23

Average shares outstanding:
Basic	25,315	24,638	25,228	24,375
Diluted	25,612	25,393	25,512	25,261

Dividends declared per share	$0.14	$0.14	$0.56	$0.53

“Kaman Reports 2008 Fourth Quarter, Year 2008 Results”
February 26, 2009

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$ 8,161	$ 73,898
Accounts receivable, net	173,847	158,435
Inventories	255,817	210,341
Deferred income taxes	23,851	28,724
Other current assets	24,840	20,231
Total current assets	486,516	491,629
Property, plant and equipment, net	79,476	53,645
Goodwill	83,594	45,993
Other intangible assets, net	28,211	195
Deferred income taxes	71,926	3,594
Overfunded pension	-	30,486
Other assets	12,890	9,321
	$ 762,613	$ 634,863
Liabilities and shareholders' equity
Current liabilities:
Notes payable	$ 1,241	$ 1,680
Current portion of long-term debt	5,000	-
Accounts payable - trade	84,059	74,236
Accrued salaries and wages	21,104	25,328
Accrued pension costs	5,878	14,202
Accrued contract losses	9,714	9,513
Advances on contracts	10,612	9,508
Other accruals and payables	39,467	36,162
Income taxes payable	1,464	12,002
Total current liabilities	178,539	182,631
Long-term debt, excluding current portion	87,924	11,194
Other long-term liabilities	221,879	46,512
Shareholders' equity	274,271	394,526
	$ 762,613	$ 634,863